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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 59 to the Registration Statement on Form N-1A of our report dated February 21, 2003, relating to the financial statements and financial highlights which appear in the December 31, 2002 Annual Reports to Shareholders of the Manufacturers Investment Trust (except for Telecommunication Trust, Internet Technologies Trust, Mid Cap Growth Trust and Mid Cap Opportunities Trust), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.


PricewaterhouseCoopers LLP

Boston, Massachusetts
May 13, 2003